January 27, 2005

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports 41.4 Percent Earnings Per Share Growth for Fourth Quarter 2004

LINCOLN, NE – January 27, 2005 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a 41.4 percent increase in record quarterly diluted earnings per share of $0.41 for the three months ended December 31, 2004 compared to $0.29 for the same period in 2003. Net income for the December 31, 2004 quarterly period increased 18.4 percent to a record $6.7 million compared to $5.7 million for the same period one year ago.

For the fiscal year ended December 31, 2004, diluted earnings per share increased 19.8 percent to a record level of $1.39 based on record net income of $23.9 million compared to diluted earnings per share of $1.16 and net income of $23.8 million for the year ended December 31, 2003.

Highlights from the fourth quarter of 2004 include:

•	Total assets exceeded $3.0 billion at December 31, 2004, setting a new record;
•	Net loans grew $215.5 million, or 8.8 percent, to a record level of $2.7 billion at December 31, 2004 compared to $2.4 billion at September 30, 2004;
•	Deposit account fees increased 67.9 percent to a record $3.2 million for the three months ended December 31, 2004 compared to $1.9 million for the same period one year ago;
•	Net interest income grew 36.8 percent to a record $23.5 million for the quarter ended December 31, 2004 compared to the same period in 2003; and

•	In November, the Company completed its purchase of $134.4 million of residential construction loans and related loan production offices from First Indiana Bank.

“The synergies generated from our recent acquisitions are contributing toward our continued core growth,” said Gilbert G. Lundstrom, chairman and chief executive officer. “These factors capped a record year of performance for our shareholders in 2004 and will serve as a solid foundation for an exciting year ahead.”

Lundstrom added the latest fourth quarter 2004 results produced the Company’s fifth consecutive quarter of annual double-digit earnings per share growth on a comparable quarter basis.

Synopsis of Fourth Quarter and Fiscal Year 2004 Performance

Net Interest Income
Net interest income grew 36.8 percent to $23.5 million for the three months ended December 31, 2004 compared to $17.2 million for the same period one year ago. For the year ended December 31, 2004, net interest income increased to $77.2 million, or 10.4 percent, compared to $69.9 million for 2003. Growth in net interest income during the fourth quarter and fiscal year 2004 periods resulted primarily from increased interest income due to growth in the Bank’s net loans receivable portfolio. In addition to continued strong internal growth during both of these periods, the Bank’s loan portfolio was supplemented by the August 27, 2004 acquisition of United Nebraska Financial Co., the parent company of United Nebraska Bank, and the November 1, 2004 purchase of residential construction loans and related loan production offices from First Indiana Bank.

Average interest rate spread for the three months ended December 31, 2004 was 3.21 percent compared to 3.00 percent and 2.97 percent for the three months ended September 30, 2004 and December 31, 2003, respectively. Net interest margin rose to 3.40 percent for the three months ended December 31, 2004 compared to 3.25 percent and 3.34 percent for the linked and prior year quarters. Increases in both average interest rate spread and net interest margin primarily reflect the Bank’s rising average rate on its growing loan portfolio from increased loan origination activity, continued loan pool purchases and the United Nebraska and First Indiana transactions.

For the twelve month period ended December 31, 2004, average interest rate spread was 3.02 percent compared to 3.05 percent for 2003. Net interest margin was 3.29 percent for the year ended December 31, 2004 compared to 3.48 percent in 2003. The decline in average interest rate spread for the annual periods was primarily attributable to continued industry-wide compression in interest rates combined with the impact of the repayment and refinancing of higher yielding loans. The decline in net interest margin was also affected by the repayment and refinancing of higher yielding loans and a reduction in the average balance of interest-earning assets resulting from the Company’s stock repurchases. During the latter half of 2004, declines in average interest rate spread and net interest margin were partially offset by rising yields on the Bank’s growing loan portfolio.

Noninterest Income
Total noninterest income for the three months ended December 31, 2004 amounted to $6.9 million, an 18.0 percent increase above the $5.8 million amount earned during the same period in 2003. The quarter over quarter increase was driven primarily by a $1.3 million increase in deposit fees and a $1.2 million increase in lending and other non-deposit related fees which were partially offset by a $1.8 million reduction in the valuation allowance recapture on the Bank’s mortgage servicing rights (“MSR”).

For the 2004 fiscal year, noninterest income totaled a record $23.9 million, a $4.0 million, or 20.4 percent, increase over 2003. The increase in noninterest income was primarily the result of a $3.9 million increase in deposit fees, a $2.9 million reduction in MSR amortizations due to payoffs, a $1.5 million gain associated with the merger of the Bank’s defined benefit pension plan with an unrelated third party plan, a $1.2 million increase in fees associated with loans and non-deposit related services and a $461,000 gain on sale of investment securities which were partially offset by a $5.8 million reduction in profits related to loans held for sale.

Noninterest Expense
For the three months ended December 31, 2004, noninterest expense increased to $17.7 million compared to $12.3 million for the same period in 2003. The quarter over quarter increase resulted primarily from a $2.5 million rise in compensation expenses related to the United Nebraska acquisition and normal annual salary adjustments. Additionally, a $2.0 million increase in other operating expense combined with an $800,000 increase in occupancy expense, both of which were primarily the result of the recent acquisitions, contributed to the overall increase in noninterest expense for the December 31, 2004 quarterly period.

Noninterest expense for the year ended December 31, 2004 amounted to $58.2 million compared to $47.5 million in 2003. Throughout 2004, personnel growth, combined with the United Nebraska acquisition, contributed to increases of $5.2 million in compensation expense, $2.8 million in other operating expense and $1.3 million in occupancy expense together with a $1.2 million increase in expense related to the Company’s Management Recognition and Retention Plan and Employee Stock Ownership Plan.

Asset Quality
Nonperforming loans totaled $10.2 million, or 0.39 percent of net loans, at December 31, 2004 compared to $3.6 million, or 0.18 percent of net loans, at December 31, 2003. Nonperforming assets amounted to $10.6 million, or 0.35 percent of total assets, at December 31, 2004 compared to $4.3 million, or 0.19 percent of total assets, at December 31, 2003. The increase in nonperforming loans and nonperforming assets for 2004 was primarily a result of the incorporation of the loan portfolio acquired in the United Nebraska transaction.

For the three months ended December 31, 2004, the provisions for loan losses increased to $1.9 million compared to $1.5 million for the same period one year ago. For fiscal year 2004, the provision for loan losses increased to $4.9 million compared to $4.3 million for 2003. In a year-end comparison, the allowance for loan losses as a percent of net loans increased to 1.01 percent in 2004 compared to 0.96 percent in 2003.

Total charged off loans, net of recoveries, amounted to $697,000 and $1.9 million for the three and twelve months ended December 31, 2004, respectively, compared to $678,000 and $1.8 million for the same respective periods in 2003. Charged off loans during both 2004 periods consisted primarily of automobile and other consumer-related loans.

Consolidated Balance Sheet
Total assets at December 31, 2004 amounted to $3.0 billion, an $840.2 million, or 38.1 percent, increase compared to December 31, 2003. The increase in assets during 2004 was partially the result of the acquisition of $304.3 million in net loans and $149.6 million in investment securities at the time of closing of the United Nebraska transaction. Asset growth in 2004 was further supplemented by the November purchase of $134.4 million in residential construction loans from First Indiana Bank and continued strong growth in the Bank’s core loan portfolio.

Total liabilities grew $858.3 million, or 44.9 percent, to $2.8 billion at December 31, 2004 compared to $1.9 billion one year ago. Liability growth was driven primarily by a $648.0 million, or 53.3 percent, increase in 2004 deposits resulting from United Nebraska’s $429.8 million acquired deposits and continued growth in the Bank’s existing customer deposit portfolio. An increase of $196.0 million in advances from the Federal Home Loan Bank and other borrowings, used primarily to fund core loan growth and purchases, including the First Indiana transaction, also contributed to 2004 liability growth.

Shareholders’ equity declined 6.1 percent, or $18.1 million, to $277.0 million at December 31, 2004 compared to $295.1 million one year ago. The decline in shareholders’ equity was primarily the result of a $44.7 million repurchase of outstanding Company shares during 2004 partially offset by a $20.4 million increase in retained earnings.

A total of 2,031,757 shares of the Company’s common stock were repurchased in 2004 resulting in a reduction in the total number of outstanding shares to 18,287,811 at December 31, 2004. No additional shares of the Company’s common stock were repurchased during the three month period ended December 31, 2004. A third Board-approved stock buyback program, which entitles the Company to repurchase an additional ten percent, or 1,828,581 shares, remains available for future execution.

The Company paid its fourth consecutive quarterly cash dividend to shareholders of record at December 15, 2004. The $0.05 per share quarterly dividend, which was paid on December 31, 2004, resulted in total dividends paid for the year of $0.20 per share.

The Bank’s capital position remains in excess of all federally-mandated regulatory requirements and qualifies the Bank to be classified as “well capitalized.”

Other Developments
On November 1, 2004, the Company completed its purchase of all non-Indiana residential construction loan production offices from First Indiana Bank of Indianapolis, Indiana. The purchase, which included $134.4 million of outstanding residential construction loans against forward commitments of $264.5 million, also included loan production offices located in Phoenix, Arizona; Orlando, Florida; and Charlotte and Raleigh, North Carolina.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.0 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and eight loan production offices located in Arizona, Colorado, Florida, Minnesota and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated difficulties in realizing the growth opportunities and cost savings from recent acquisitions; unanticipated issues related to the resultant integration of recent acquisitions; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Balance Sheets
December 31, 2004 (Unaudited) and December 31, 2003

(Dollars in thousands, except per share data)	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$70,030	$34,901
Investment securities:
Held to maturity, at cost which approximates fair value	126	142
Available for sale, at fair value	127,757	43,515
Mortgage-backed securities, available for sale, at fair value	36,175	15,712
Loans receivable:
Net loans (includes loans held for sale of $11,956 and $7,083
at December 31, 2004 and December 31, 2003, respectively)	2,654,986	2,036,182
Allowance for loan losses	(26,831)	(19,586)

Net loans after allowance for loan losses	2,628,155	2,016,596

Federal Home Loan Bank stock	54,284	37,143
Premises and equipment, net	38,220	27,587
Accrued interest receivable	15,573	9,678
Goodwill	42,283	--
Other intangible assets, net	11,877	--
Other assets	23,601	22,594

Total assets	3,048,081	2,207,868

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,864,761	$1,216,763
Advances from Federal Home Loan Bank and other borrowings	841,666	645,696
Advance payments from borrowers for taxes, insurance and
other escrow funds	26,565	22,206
Accrued interest payable	6,308	5,259
Accrued expenses and other liabilities	31,758	22,855

Total liabilities	2,771,058	1,912,779

Shareholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,287,811 and 20,317,568 shares issued and outstanding at
at December 31, 2004 and December 31, 2003	226	226
Additional paid-in capital	356,032	354,054
Retained earnings, substantially restricted	46,263	25,833
Treasury stock, at cost; 4,287,264 and 2,257,507 shares at
December 31, 2004 and December 31, 2003, respectively	(98,300)	(53,613)
Unallocated common stock held by Employee Stock
Ownership Plan	(14,674)	(16,179)
Unearned common stock held by Management
Recognition and Retention Plan	(12,229)	(14,982)
Accumulated other comprehensive loss, net	(295)	(250)

Total shareholders' equity	277,023	295,089
Commitments and contingent liabilities

Total liabilities and shareholders' equity	$3,048,081	$2,207,868

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Interest income:
Loans receivable	$35,594	$26,126	$119,572	$106,900
Investment securities	2,204	973	5,377	3,660
Other interest-earning assets	--	128	31	260

Total interest income	37,798	27,227	124,980	110,820

Interest expense:
Deposits	7,996	5,427	26,454	22,832
Advances from Federal Home Loan Bank and
other borrowings	6,334	4,643	21,315	18,039

Total interest expense	14,330	10,070	47,769	40,871

Net interest income	23,468	17,157	77,211	69,949
Provision for loan losses	1,926	1,478	4,887	4,271

Net interest income after provision
for loan losses	21,542	15,679	72,324	65,678

Noninterest income:
Fees and service charges	5,148	4,490	17,173	9,117
Income (loss) from real estate operations, net	61	(15)	(16)	(21)
Net gain (loss) on sales of:
Investment securities	149	--	461	--
Loans held for sale	435	464	1,863	7,690
Real estate owned	99	18	189	(62)
Gain on pension plan curtailment	--	--	1,456	--
Other operating income	985	869	2,779	3,135

Total noninterest income	6,877	5,826	23,905	19,859

Noninterest expense:
Salaries and employee benefits	9,997	7,483	34,593	28,238
Occupancy, net	2,210	1,413	6,938	5,667
Data processing	435	430	1,951	1,680
Advertising	931	805	3,357	3,390
Other operating expense	4,137	2,166	11,373	8,545

Total noninterest expense	17,710	12,297	58,212	47,520

Income before income taxes	10,709	9,208	38,017	38,017
Income tax expense	3,966	3,511	14,152	14,202

Net income	$6,743	$5,697	$23,865	$23,815

Net income per common share, basic	$0.42	$0.30	$1.42	$1.18

Net income per common share, diluted	$0.41	$0.29	$1.39	$1.16

Dividends declared per common share	$0.05	$--	$0.20	$--

Average common shares outstanding, basic (000's)	16,136	19,095	16,802	20,248

Average common shares outstanding, diluted (000's)	16,518	19,489	17,136	20,481

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	December 31, 2004	December 31, 2003
Selected Financial and Other Data:
Total assets	$3,048,081	$2,207,868
Cash and cash equivalents	70,030	34,901
Investment securities:
Held to maturity, at cost which approximates fair value	126	142
Available for sale, at fair value	127,757	43,515
Mortgage-backed securities, available for sale, at fair value	36,175	15,712
Loans receivable:
Loans held for sale	11,956	7,083
Total loans receivable	3,077,254	2,211,372
Unamortized premiums, discounts and deferred loan fees	7,228	10,790
Undisbursed portion of construction and land
development loans in process	(441,452)	(193,063)

Net loans	2,654,986	2,036,182
Allowance for loan losses	(26,831)	(19,586)

Net loans after allowance for loan losses	2,628,155	2,016,596

Deposits	1,864,761	1,216,763
Advances from Federal Home Loan Bank and other borrowings	841,666	645,696
Shareholders' equity	277,023	295,089
Nonperforming loans	10,232	3,616
Nonperforming assets	10,614	4,294
Allowance for loan losses	26,831	19,586
Nonperforming loans as a percent of net loans	0.39%	0.18%
Nonperforming assets as a percent of total assets	0.35%	0.19%
Allowance for loan losses as a percent of
nonperforming loans	262.23%	541.65%
Allowance for loan losses as a percent of net loans	1.01%	0.96%

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2004	2003	2004	2003
Average yield on interest-earning assets	5.48%	5.30%	5.33%	5.51%
Average rate on interest-bearing liabilities	2.27%	2.33%	2.31%	2.46%
Average interest rate spread	3.21%	2.97%	3.02%	3.05%
Net interest margin	3.40%	3.34%	3.29%	3.48%
Average interest-earning assets to average
interest-bearing liabilities	109.42%	118.92%	113.29%	120.94%
Net interest income after provision for loan
losses to noninterest expense	121.64%	127.50%	124.24%	138.21%
Total noninterest expense to average assets	2.39%	2.30%	2.35%	2.26%
Efficiency ratio (1)	58.36%	53.50%	57.57%	52.91%
Return on average assets	0.91%	1.06%	0.96%	1.13%
Return on average equity	9.83%	7.12%	8.53%	7.04%
Average equity to average assets	9.26%	14.94%	11.29%	16.11%

(1) Efficiency ratio is calculated as total noninterest expense divided by the sum of net interest income and total noninterest income.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31, 2004			December 31, 2003
(Dollars in thousands)	Amount	%		Amount	%
Real estate loans:
One-to-four family residential (1)	$418,270	13.54		$559,134	25.20
Second mortgage residential	255,222	8.26		258,121	11.63
Multi-family residential	142,454	4.61		99,078	4.47
Commercial real estate and land	597,114	19.33		449,152	20.25
Residential construction	601,075	19.46		245,782	11.08
Commercial construction	282,399	9.14		154,247	6.95
Agriculture	66,830	2.16		--	--

Total real estate loans	2,363,364	76.50		1,765,514	79.58

Business loans	142,675	4.62		64,522	2.91

Agriculture - operating	71,223	2.31		--	--

Warehouse mortgage lines of credit	132,928	4.30		78,759	3.55

Consumer loans:
Home equity	56,441	1.83		33,874	1.53
Home equity line of credit	142,725	4.62		117,899	5.31
Home improvement	73,386	2.37		74,915	3.38
Automobile	80,512	2.61		67,351	3.04
Other	25,956	0.84		15,621	0.70

Total consumer loans	379,020	12.27		309,660	13.96

Total loans	3,089,210	100.0	0	2,218,455	100.0	0

Unamortized premiums, discounts
and deferred loan fees	7,228	~		10,790	~
Undisbursed portion of construction and
land development loans in process	(441,452)	~		(193,063)	~

Net loans	2,654,986	~		2,036,182	~
Allowance for loan losses	(26,831)	~		(19,586)	~

Net loans after allowance for loan losses	2,628,155	~		2,016,596	~

(1) Includes loans held for sale	$11,956	~		$7,083	~

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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